EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Empire Financial Holding Company of our report, dated March 11, 2005, on our audit of the consolidated financial statements of Empire Financial a Holding Company and Subsidiaries for the year ended December 31, 2004, which report is included in the Annual Report on Form 10-KSB, amendment two of Empire Financial Holding Company and Subsidiaries for the year ended December 31, 2005 filed on August 18, 2006. We also consent to the reference to our Form under the caption “Experts.”

Sweeney, Gates & Co.

Ft. Lauderdale, Florida

October 24, 2006